Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Energous Corporation (formerly known as DvineWave, Inc.) on Form S-1 of our report dated March 21, 2014 except for Note 3 which is dated November 12, 2014, with respect to our audits of the financial statements of Energous Corporation (formerly known as DvineWave, Inc.) as of December 31, 2013 and 2012 and for the year ended December 31, 2013, for the period October 30, 2012 (Inception) through December 31, 2012 and for the period October 30, 2012 (Inception) through December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Melville, NY
November 12, 2014